Exhibit 99.1

NEWS RELEASE

Contact:

MQ Associates, Inc.

Todd E. Andrews

Chief Financial Officer

(770) 300-0101

MQ ASSOCIATES, INC. ANNOUNCES RESULTS

FOR THE THIRD QUARTER

AND NINE MONTHS ENDED SEPTEMBER 30, 2007

ALPHARETTA, GEORGIA, NOVEMBER 7, 2007 — MQ Associates, Inc. (“MedQuest”), a leading national provider of diagnostic imaging services, today announced its results for the third quarter and nine months ended September 30, 2007.

Net revenue was $59.8 million for the third quarter 2007, representing a decrease of $8.1 million, or 11.9%, from net revenue of $67.9 million for the third quarter 2006. Net revenue was $186.5 million for the nine months ended September 30, 2007, representing a decrease of $22.2 million, or 10.6%, from net revenue of $208.7 million for the nine months ended September 30, 2006. For the third quarter 2007 and nine months ended September 30, 2007, the decrease in net revenue was driven in large part by lower scan volumes and Medicare reimbursement reductions under the Deficit Reduction Act of 2005.

Income from operations was $1.1 million for the third quarter 2007, representing a decrease of $7.7 million, or 87.8%, from income from operations of $8.8 million for the third quarter 2006. Income from operations was $3.5 million for the nine months ended September 30, 2007, representing a decrease of $13.9 million, or 79.7%, from income from operations of $17.4 million for the nine months ended September 30, 2006.

Capital expenditures, excluding payments for capital equipment under operating leases, were $0.1 million for the third quarter 2007 compared to $7.9 million for the third quarter 2006, and $7.6 million for the nine months ended September 30, 2007, compared to $19.5 million for the nine months ended September 30, 2006. Cash used in operating activities was $10.7 million for the nine months ended September 30, 2007, compared to cash provided by operating activities of $11.8 million for the nine months ended September 30, 2006. The decrease was primarily due to an increase in the net loss of $15.3 million for the nine months ended September 30, 2007 and a decrease in cash flows provided by working capital assets and liabilities.

Adjusted EBITDA, which is defined below, was $8.0 million for the third quarter 2007, a decrease of $9.5 million, or 54.2%, compared to $17.5 million for the third quarter 2006. Adjusted EBITDA was $25.9 million for the nine months ended September 30, 2007, representing a decrease of $19.4 million, or 42.9%, compared to $45.3 million for the nine months ended September 30, 2006.  Adjusted EBITDA, as defined by MedQuest, is net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash expenses and (e) audit committee review and other charges.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net loss, see the “Adjusted EBITDA” table at the end of this release.

Selected Financial Data

The following tables set forth selected financial data derived from MedQuest’s unaudited financial statements filed with its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 and audited financial statements filed with its Annual Report on Form 10-K for the year ended December 31, 2006.

Condensed Consolidated Balance Sheets (in thousands)

	September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$3,024	$4,601
Patient receivables, net of allowances	31,009	24,963
Other current assets	5,127	5,000
Total current assets	39,160	34,564
Property and equipment, net	62,849	77,432
Other assets	61,989	63,438
Total assets	$163,998	$175,434

Liabilities and Stockholders’ Deficit
Other current liabilities	$24,369	$34,212
Current portions of long-term debt and capital leases	1,669	1,478
Total current liabilities	26,038	35,690
Long-term debt and capital leases	367,676	340,445
Other liabilities	12,584	10,604
Total liabilities	406,298	386,739
Redeemable preferred stock	70,000	70,000
Total stockholders’ deficit	(312,300)	(281,305)
Total liabilities and stockholders’ deficit	$163,998	$175,434

Condensed Consolidated Statement of Operations (in thousands)

	Third Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Net revenue	$59,809	$67,878	$186,483	$208,700
Costs of services	30,311	29,929	91,926	94,137
MG&A expenses	22,094	23,091	69,420	72,439
Loss (gain) on disposal of assets	65	(2,255)	299	(754)
Gain on sale of partnership interest	(524)	—	(524)	—
Depreciation and amortization	6,791	8,336	21,826	25,485
Income from operations	1,072	8,777	3,536	17,393
Interest expense, net	11,231	10,558	33,163	31,346
Equity in earnings of unconsolidated joint ventures	(71)	(61)	(155)	(177)
Provision for income taxes	343	530	1,119	1,479
Net loss	$(10,431)	$(2,250)	$(30,591)	$(15,255)

Adjusted EBITDA

This press release contains a discussion of Adjusted EBITDA, which, according to applicable Securities and Exchange Commission (“SEC”) rules, is a “non-GAAP financial measure” of MedQuest’s historical performance that is different from measures calculated and presented in accordance with GAAP.  MedQuest defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash expenses and (e) audit committee review and other charges. Adjusted EBITDA as calculated by MedQuest is not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund MedQuest’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or MedQuest’s other financial information as determined under GAAP.

Management uses Adjusted EBITDA in its internal analysis of operating performance and monitors it to ensure compliance with certain maintenance and debt incurrence covenants under MedQuest’s senior credit facility, which is described in more detail in MedQuest’s Annual Report on Form 10-K for the year ended December 31, 2006 and other periodic reports.  Management believes that Adjusted EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of critical components of results of operations, since it allows investors to compare the company’s ongoing performance before the effect of various items that do not directly affect the company’s ongoing financial performance.  Management also believes that disclosure of Adjusted EBITDA is valuable to investors because it allows them to monitor a key component of maintenance and debt incurrence covenants that determine MedQuest’s compliance with, and its ability to incur further indebtedness under, its senior credit facility.

A reconciliation from net loss to Adjusted EBITDA, as defined by MedQuest, is shown below (in thousands):

	Third Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Net loss	$(10,431)	$(2,250)	$(30,591)	$(15,255)
Interest expense, net	11,231	10,558	33,163	31,346
Provision for income taxes	343	530	1,119	1,479
Depreciation and amortization	6,791	8,336	21,826	25,485
EBITDA	7,934	17,174	25,517	43,055
Non-cash expenses(1)	76	249	345	1,994
Audit Committee review and other charges(2)	—	75	—	224
Adjusted EBITDA	$8,010	$17,498	$25,862	$45,273

(1)          MedQuest incurred a non-cash loss of approximately $0.1 million related to the disposal of assets for the third quarter 2007 as compared to $0.2 million loss on disposal of assets for the third quarter 2006. MedQuest incurred a non-cash loss of approximately $0.3 million related to the disposal of assets for the nine months ended September 30, 2007, as compared to $1.7 million loss on disposal of assets in the nine months ended September 30, 2006, the majority of which were driven by closed centers. MedQuest incurred approximately $0.0 million of non-cash expenses for the third quarter of 2007 and 2006. MedQuest also incurred approximately $0.0 million and $0.2 million of non-cash expenses in the nine months ended September 30, 2007 and 2006, respectively, primarily for exit activities related to those closed centers.

(2)          MedQuest incurred approximately $0.2 million of non-recurring cash expenses in the nine months ended September 30, 2006, related to the SEC’s formal inquiry concerning, among other things, MedQuest’s previous announcement that it expected to restate its financial statements for prior periods and its inability to timely file its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2005, which were filed in September and November 2005, respectively, and the U.S. Attorney’s Office investigation relating to the resignation of MedQuest’s former executive officers and its announcements that it expected to restate certain of its financial statements for prior periods.

About MQ Associates, Inc.

MQ Associates, Inc. is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest, Inc.  MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, bone densitometry, ultrasound and mammography.  MedQuest, Inc. operates a network of 92 centers in thirteen states located primarily throughout the southeastern and southwestern United States.

Forward-Looking Statements

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding MedQuest’s future growth and profitability, growth strategy and trends in the industry in which it operates.  These forward-looking statements are based on MedQuest’s current expectations and are subject to a number of risks, uncertainties and assumptions.  MedQuest can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are its previously announced merger agreement with Novant Health, Inc., general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for its services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect its ability to do business, actions of its competitors, introduction of new technologies, risks associated with its acquisition strategy and integration costs, and the additional risk factors contained in MedQuest’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as its other periodic reports filed with the SEC.